ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Filed in the office of	Document Number 20140675790-51
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/19/2014 11:30 AM
	Entity Number C6791-2001

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:
EnergyTEK Corp.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
Series C Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
WHEREAS, the Board deems it to be in the best interests of the Company to approve amendments to the Company's Certificate of Designations of the Series C Convertible Preferred Stock to establish certain voting rights and limitations on conversion with respect to the Series C Convertible Preferred Stock; and

[continued on attachment pages 1 and 2]

5. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

WHEREAS, Section 78.1955(3) of the NRS provides that the certificate of designation of a series of preferred stock established by resolution of a board of directors may be amended by resolution of the board of directors if approved by the stockholders holding a majority of the shares in the series being amended and a majority of each class or series of stock senior to the series being amended; and

WHEREAS, the Board also deems it advisable and in the Company's best interests to approve an amendment to Section 4.5 of the Certificate of Designation of the Series C Convertible Preferred Stock such that such section reads in its entirety as follows ("Amendment 1"):

4.5 Limitations of Conversion.

(a) The Conversion Rights specified herein shall be subject to the following limitation: The holders of the shares of Series C Preferred Stock may not exercise their Conversion Rights until such time as the Company has sufficient authorized shares of Common Stock in compliance with Section 4.3(b) of this Certificate of Designation.

(b) No holder of Series C Preferred Stock shall be entitled to convert the Series C Preferred Stock to the extent, but only to the extent, that such conversion would, upon giving effect to such conversion, cause the aggregate number of shares of Common Stock beneficially owned by such holder to exceed 4.99% of the outstanding shares of Common Stock following such conversion (which provision may be waived by such holder by written notice from such holder to the Company, which notice shall be effective sixty-one (61) days after the date of such notice).

WHEREAS, the Board deems it advisable and in the Company's best interests to approve an amendment to the Section 5.1 of the Certificate of Designation of the Series C Convertible Preferred Stock such that such section reads in its entirety as follows ("Amendment 2"):

5.1. General. On all matters submitted to the holders of Common Stock for a vote, the holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of Series C Preferred Stock shall be entitled to one (1) vote for each share of Series C Preferred Stock held. Notwithstanding the foregoing, to the fullest extent permitted by law, the holders of Common Stock and other series of preferred stock shall not be entitled to vote on any proposal, action or amendment that affects the rights, powers, preferences, qualifications, powers or restrictions of the Series C Preferred Stock.

WHEREAS, the Board deems it advisable and in the Company's best interests to approve the addition of Section 5.2 to the Certificate of Designation of the Series C Convertible Preferred Stock such that such section reads in its entirety as follows (collectively, with Amendment 1 and Amendment 2, the "Amendments"):

5.2. Approval Rights. Notwithstanding any other terms contained in this Certificate of Designation or the Company's Articles of Incorporation, the Company shall not enter into any transaction or series of transactions, including but not limited to those involving the issuance of securities, that result in or effect a Change in Control of the Company, without first obtaining the written consent of the holders of the Series C Preferred Stock. For the purpose of of this Section 5.2, a "Change in Control" of the Company means when: (i) any person (defined herein to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, or an employee benefit plan established by the Board of Directors, acquires, directly or indirectly, the beneficial ownership

(determined under Rule 13d-3 of the regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of securities issued by the Company having fifty percent (50%) or more of the voting power of all of the voting securities issued by the Company in an election of directors at the meeting of the holders of voting securities to be held for such purpose; or (ii) a majority of the directors elected at any meeting of the holders of voting securities of the Company are persons who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors having authority in such matters; or (iii) the Company merges or consolidates with or transfers substantially all of its assets to another person.